IMGP ALTERNATIVE STRATEGIES FUND

LITMAN GREGORY FUNDS TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT is made as of the 30th day of September, 2022 by and between IM Global Partner Fund Management LLC (the “Advisor”) and Dynamic Beta Investments, LLC (the “Sub-Advisor”).

WITNESSETH:

WHEREAS, the Advisor has been retained as the investment adviser to the IMGP Alternative Strategies Fund (the “Fund”), a series of the Litman Gregory Funds Trust (the “Trust”), an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Advisor has been authorized by the Trust to retain one or more investment advisers (each an “investment manager”) to serve as portfolio managers for a specified portion of the Fund’s assets (the “Allocated Portion”); and

WHEREAS, the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and is engaged in the business of supplying investment advisory services as an independent contractor; and

WHEREAS, the Sub-Advisor is registered and shall remain registered with the Commodity Futures Trading Commission as a commodities trading advisor and is and shall remain a member of the National Futures Association and is and shall remain registered as a commodity pool operator: and

WHEREAS, the Fund and the Advisor desire to retain the Sub-Advisor as an investment manager to render portfolio advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Sub-Advisor desires to furnish said advice and services; and

WHEREAS, the Trust and the Fund are third party beneficiaries of such arrangements;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, which shall include the Trust on behalf of the Fund for purposes of the indemnification provisions of section 11 hereof, intending to be legally bound hereby, mutually agree as follows:

1. Appointment of Sub-Advisor.

(a) The Advisor hereby appoints the Sub-Advisor, and the Sub-Advisor hereby accepts such appointment, to render investment advice and related services with respect to the Allocated Portion of the assets of the Fund for the period and on the terms set forth in this Agreement including Exhibit A and subject to the supervision of the Advisor and the Trust’s Board of Trustees.

(b) The Sub-Advisor’s appointment shall be solely with respect to the Allocated Portion of the assets of the Fund, as specified by the Advisor and subject to periodic increases or decreases at the Advisor’s sole discretion.

(c) Nature of Fund. The Sub-Advisor and the Advisor both acknowledge that the Fund is a mutual fund that operates as a series of an open-end series investment company under the plenary authority of the Trust’s Board of Trustees. In managing the assets of the Fund, the Sub-Advisor shall do so subject always to the plenary authority of the Board of Trustees as described in Exhibit A.

2. Duties of Sub-Advisor.

(a) General Duties. The Sub-Advisor shall act as one of several investment managers to the Fund and shall invest the Sub-Advisor’s Allocated Portion of the assets of the Fund in accordance with the investment objectives, policies and restrictions of the Fund as set forth in Exhibit A. In providing such services, the Sub-Advisor shall at all times adhere to the provisions and restrictions applicable to the Sub-Advisor whether contained in the federal securities laws, state securities laws, the Internal Revenue Code, and other applicable law. Advisor shall provide to the Sub-Advisor such information with respect to the Fund through Exhibit A guidelines such that the Sub-Advisor will be able to maintain compliance with applicable regulations, laws, policies, and restrictions with respect to the Sub-Advisor’s Allocated Portion.

Without limiting the generality of the foregoing, the Sub-Advisor shall: (i) trade and invest the Allocated Portion ; (ii) effect the purchase and sale of portfolio assets for the Sub-Advisor’s Allocated Portion; (iii) determine that portion of the Sub-Advisor’s Allocated Portion that will remain uninvested, if any; (iv) maintain the books and records required to be maintained with respect to the assets in the Sub-Advisor’s Allocated Portion; (vii) furnish reports, statements and other data on assets, economic conditions and other matters related to the investment of the Fund’ assets as may be agreed between the Sub-Advisor and the Advisor or the Trust,; and (v) render to the Trust’s Board of Trustees such periodic and special reports with respect to the Sub-Advisor’s Allocated Portion as may be agreed between the Sub-Advisor and the Advisor or the Board.

(b) Brokerage. With respect to the Sub-Advisor’s Allocated Portion, the Sub-Advisor shall be responsible for selection of FCMs and Executing Brokers and, where applicable, for negotiation of brokerage commission rates. The Sub-Advisor may direct orders to an affiliated person of the Sub-Advisor or to any other broker-dealer who has been identified by the Advisor to the Sub-Advisor as an affiliate of any other investment manager without prior authorization to use such affiliated broker or dealer by the Trust’s Board of Trustees, provided that the Sub-Advisor does so in a manner consistent with Sections 17(a) and 17(e) of the Investment Company Act, Rule

17e-1 thereunder and the Rule 17e-1 procedures adopted by the Trust (a copy of which shall by provided by the Advisor). The Sub-Advisor’s primary consideration in effecting an asset transaction will be best execution. In selecting an FCM or an Executing Broker to execute each particular transaction, the Sub-Advisor may take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Advisor and the Board of Trustees of the Trust may determine, the Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Advisor’s or the Advisor’s overall responsibilities with respect to the Fund. The Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Advisor, any affiliate of either, or the Sub-Advisor. Such allocation shall be in such amounts and proportions as the Sub-Advisor shall determine, and the Sub-Advisor shall report on such allocations upon request to the Advisor and the Trust, indicating the FCM or Executing Broker to whom such allocations have been made and the basis therefor.

On occasions when the Sub-Advisor deems the purchase or sale of an asset to be in the best interest of the Fund as well as other clients of the Sub-Advisor, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(c) Proxy Voting. The Advisor hereby delegates to the Sub-Advisor, the Advisor’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Allocated Portion (it being understood that the Sub-Advisor expects that the Allocated Portion will include only listed derivatives and no securities to be voted). The Sub-Advisor’s proxy voting policies shall comply with any rules or regulations promulgated by the SEC. The Sub-Advisor shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Advisor’s voting procedures, of the Sub-Advisor’s actual votes, and such other information required for the Fund to comply with any rules or regulations promulgated by the SEC. The Sub-Advisor shall supply updates of this record to the Advisor or any authorized representative of the Advisor, or to the Fund on a quarterly basis upon request (or more frequently, if required by law). The Sub-Advisor shall provide the Advisor and the Fund with information regarding the policies and procedures that the Sub-Advisor uses to determine how to vote proxies relating to the Allocated Portion. The Fund may request that the Sub-Advisor vote proxies for the Allocated Portion in accordance with the Fund’s proxy voting policies.

(d) Books and Records. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are also the property of the Fund and further agrees to provide promptly to the Fund copies of any of such records upon the Fund’s request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act the records required to be maintained by Rule 31a-1 under the Investment Company Act with respect to the Fund and to preserve the records required by Rule 204-2 under the Advisers Act with respect to the Fund for the period specified in the Rule.

(e) Custody and Trading Authorization. Title to all investments shall be made in the name of the Fund, provided that for convenience in buying, selling, and exchanging securities if any (stocks, bonds, commercial paper, etc.), title to such securities may be held in the name of the Fund’s custodian bank, or its nominee or as otherwise provided in the Fund’s custody agreement. The Fund shall notify the Sub-Advisor of the identity of its custodian bank and shall give the Sub-Advisor fifteen (15) days’ written notice of any changes in such custody arrangements. Neither the Sub-Advisor, nor any parent, subsidiary or related firm, shall take possession of or handle any cash or securities, mortgages or deeds of trust, or other indicia of ownership of the Fund’s investments, or otherwise act as custodian of such investments. All cash and the indicia of ownership of all other investments shall be held by the Fund’s custodian bank. The Fund shall instruct its custodian bank to (a) carry out all investment instructions as may be directed by the Sub-Advisor with respect thereto (which may be orally given if confirmed in writing); and (b) provide the Sub-Advisor with all operational information necessary for the Sub-Advisor to trade on behalf of the Fund.

(f) (1) Consulting with Certain Affiliated Sub-Advisors. With respect to any transaction the Fund enters into with an affiliated sub-advisor (or an affiliated person of such sub-advisor) in reliance on Rule 10f-3, Rule 17a-10 or Rule 12d3-1 under the Investment Company Act, the Sub-Advisor agrees that it will not consult with the affiliated sub-advisor concerning such transaction, except to the extent necessary to comply with the percentage limits of paragraphs (a) and (b) of Rule 12d3-1.

(2) Transactions Among Sub-Advisors of the Fund. In any case in which there are two or more sub-advisors responsible for providing investment advice to the Fund, the Sub-Advisor may enter into a transaction on behalf of the Fund with another sub-advisor of the Fund (or an affiliated person of such sub-advisor) in reliance on Rule 10f-3, Rule 17a-10 or Rule 12d3-1 under the Investment Company Act, only if (i) the Sub-Advisor, under the terms of this Agreement, is responsible for providing investment advice with respect to its Allocated Portion, and (ii) the other sub-advisor is responsible for providing investment advice with respect to a separate portion of the portfolio of the Fund.

3. Representations.

3.1 Representations of the Sub-Advisor

(a) Sub-Advisor shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

(b) Sub-Advisor shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(c) Sub-Advisor shall conduct its operations at all times in conformance with the Investment Advisers Act, the Investment Company Act or other applicable laws.

(d) Sub-Advisor shall be covered by errors and omissions insurance. The company self-retention or deductible shall not exceed reasonable and customary standards, and Sub-Advisor agrees to notify Advisor in the event the aggregate coverage of such insurance in any annual period is reduced below $2,000,000.

(e) The Sub-Advisor represents and warrants to the Advisor and the Fund that (i) the retention of the Sub-Advisor as contemplated by this Agreement is authorized by the Sub-Advisor’s governing documents; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Sub-Advisor or its property is bound, whether arising by contract, operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of the Sub-Advisor and when executed and delivered by the Sub-Advisor will be the legal, valid and binding obligation of the Sub-Advisor, enforceable against the Sub-Advisor in accordance with its terms hereof, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

3.2 Representations of the Advisor

(a) The Advisor is duly organized, validly existing and in good standing, and has all requisite power and authority to enter into this Agreement.

(b) The Advisor shall maintain all licenses and registrations necessary to perform its duties hereunder in good order and shall ensure the Fund maintains all licenses and registrations necessary under federal, state and local regulations.

(c) The execution and delivery by the Advisor of this Agreement and the compliance by the Advisor with all of the provisions hereof (i) are within the power of the Advisor, and will not conflict with or result in any breach of any of the provisions of, or constitute a default under, any material agreement, charter document, by-law or other material instrument to which the Advisor is a party or by which it may be bound, or any license, judgment, decree, law, statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Advisor or any of its activities. This Agreement, upon the due execution and delivery thereof by the Advisor and the Trust, will be a valid and binding obligation of the Advisor enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles of general application relating to or affecting the enforcement of creditors’ rights generally.

3.3 Representation of the Advisor, the Trust and the Fund

There are no actions, suits, proceedings, inquiries or investigations pending, or to the knowledge of the Advisor or the Trust threatened, against or affecting the Advisor, the Trust or the Fund in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting this Agreement or which, in any way, would adversely affect the validity or enforceability of this Agreement.

4. Independent Contractor. The Sub-Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, except as authorized under this Agreement, have no authority to act for or represent the Trust, the Fund, or the Advisor in any way, or in any way be deemed an agent for the Trust, the Fund, or the Advisor. It is expressly understood and agreed that the services to be rendered by the Sub-Advisor to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5. Sub-Advisor’s Personnel. The Sub-Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Sub-Advisor shall be deemed to include persons employed or retained by the Sub-Advisor to furnish statistical information, research, and other factual information, and such other information and assistance as the Sub-Advisor deems necessary.

6. Expenses.

(a) The Sub-Advisor shall be responsible for (i) providing the personnel, office space, and equipment reasonably necessary to fulfill its obligations under this Agreement.

(b) The costs and expenses of the Fund (including the Allocated Portion) shall be borne by the Fund or the Advisor. Such costs and expenses shall include without limitation, all operations, legal, tax or auditing costs, investment transactions (including execution costs), and organizational and offering expenses of the Fund or the Allocated Portion.

(c) To the extent the Sub-Advisor incurs any costs by assuming expenses which are an obligation of the Advisor or the Fund, the Advisor or the Fund shall promptly reimburse the Sub-Advisor for such costs and expenses. To the extent the Sub-Advisor performs services for which the Fund or the Advisor is obligated to pay, the Sub-Advisor shall be entitled to prompt reimbursement in such amount as shall be negotiated between the Sub-Advisor and the Advisor but shall, under no circumstances, exceed the Sub-Advisor’s actual costs for providing such services.

7. Investment Sub-Advisory Fee.

(a) The Advisor shall pay to the Sub-Advisor, and the Sub-Advisor agrees to accept, as full compensation for all investment advisory services furnished or provided to the Fund pursuant to this Agreement, an annual sub-advisory fee based on the Sub-Advisor’s Allocated Portion, as such Allocated Portion may be adjusted from time to time. Such fee shall be paid at the annual rate specified on Exhibit A attached hereto on the average daily net assets of the Fund attributable to the Sub-Advisor’s Allocated Portion, computed on the value of such net assets as of the close of business each day.

(b) The sub-advisory fee shall be paid by the Advisor to Sub-Advisor monthly in arrears on the tenth business day of each month.

(c) The initial fee under this Agreement shall be payable on the tenth business day of the first month following the effective date of this Agreement and shall be prorated as set forth below[not necessary as the fee is accrued daily as described in 7(a)]

8. No Shorting; No Borrowing. The Sub-Advisor agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.

9. Conflicts with Trust’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Fund. In this connection, the Sub-Advisor acknowledges that the Advisor and the Trust’s Board of Trustees retain ultimate plenary authority over the Fund, including the Allocated Portion, and may take any and all actions necessary and reasonable to protect the interests of shareholders.

10. Reports and Access. The Sub-Advisor agrees to supply such reasonable information to the Advisor and to permit such reasonable compliance inspections by the Advisor or the Fund (subject to specific non-disclosure agreements) as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trustees. For the avoidance of doubt, the models, data and analytics proprietary to the Sub-Advisor are outside the scope of this clause and cannot be inspected or reviewed.

11. Standard of Care, Liability and Indemnification.

(a) The Sub-Advisor shall exercise reasonable care and prudence in fulfilling its obligations under this Agreement.

(b) The Sub-Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements furnished by the Sub-Advisor for use by the Advisor in the Fund’s offering materials (including the prospectus, the statement of additional information, advertising and sales materials) that pertain to the Sub-Advisor and the investment of the Sub-Advisor’s Allocated Portion of the Fund. The Sub-Advisor shall have no responsibility or liability with respect to other disclosures.

(c) The Sub-Advisor shall be liable to the Fund for any loss (including brokerage charges) incurred by the Fund as a result of any investment made by the Sub-Advisor in violation of Section 2 hereof.

(d) Except as otherwise provided in this Agreement, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Advisor, the Trust, or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other asset by the Fund.

(e) Except as otherwise provided in this Agreement, including without limitation paragraphs (c) and (d) above, each party to this Agreement (as an “Indemnifying Party”), including the Trust on behalf of the Fund, shall indemnify and hold harmless the other party and the shareholders, directors, officers, and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s material breach of any duties under this Agreement, provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement. For the avoidance of doubt, no party shall be responsible for indirect or consequential losses or damages suffered by the Indemnified Party.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party, provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest.

The provisions of this paragraph 11(e) shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

(f) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Advisor or the Sub-Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

12. Non-Exclusivity; Trading for Sub-Advisor’s Own Account; Code of Ethics. The Advisor’s employment of the Sub-Advisor is not an exclusive arrangement. The Advisor anticipates that it will employ other individuals or entities to furnish it with the services provided for herein. Likewise, the Sub-Advisor may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling, or trading any securities or other assets for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Sub-Advisor expressly represents that it will undertake no activities which can reasonably be expected to adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that the Sub-Advisor will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act, a copy of which has been provided to the Board of Trustees of the Trust.

The Sub-Advisor will make such reports to the Advisor and the Fund as are required by Rule 17j-1 and Rule 38a-1 under the Investment Company Act. The Sub-Advisor agrees to provide the Advisor and the Fund with any information required to satisfy the compliance program, code of ethics reporting or disclosure requirements of the Sarbanes-Oxley Act and any rules or regulations promulgated by the SEC. To the extent the Sub-Advisor adopts or has adopted a separate code of ethics or amends or has amended its code of ethics to comply with such rules or regulations, the Sub-Advisor shall provide the Advisor with a copy of such code of ethics and any amendments thereto.

13. Term.

(a) This Agreement shall become effective upon approval by the Board of Trustees of the Trust and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval, and (iii) the Advisor. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

(b) The Fund and its distributor may use the Sub-Advisor’s trade name or any name derived from the Sub-Advisor’s trade name only in a manner consistent with the nature of this Agreement for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect. Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Fund shall cease to use such a name or any other name connected with Sub-Advisor.

14. Termination; No Assignment.

(a) This Agreement may be terminated at any time without payment of any penalty, by: the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Sub-Advisor and the Advisor. This Agreement also may be terminated at any time, without the payment of any penalty, by the Advisor or the Sub-Advisor upon sixty (60) days’ written notice to the Trust and the other party. In the event of a termination, Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, provide a copy of any and all books and records of the Fund maintained by Sub-Advisor on behalf of the Fund with respect to the Allocated Portion.

(b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act.

15. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

16. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act and any rules and regulations promulgated thereunder.

18. Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Advisor (on behalf of itself and the Fund) and the Trust (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Advisor or the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith. the privacy policies adopted by the Advisor and the Fund and communicated in writing to the Sub-Advisor. Such written approval shall not be unreasonably withheld by the Advisor or the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

19. Anti-Money Laundering Compliance. The Sub-Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any respective implementing regulations (together, “AML Laws”), the Fund has adopted an Anti-Money Laundering Policy. The Sub-Advisor agrees to comply with the AML Laws, as the same may apply to the Sub-Advisor, now and in the future. The Sub-Advisor further agrees to provide to the Fund and/or the Advisor such reports, certifications and contractual assurances with respect to AML Laws as may be reasonably requested by the Fund or the Advisor. The Advisor may disclose information respecting the Sub-Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

20. Certifications; Disclosure Controls and Procedures. The Sub-Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act, and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and has adopted disclosure controls and procedures. To the extent reasonably requested by the Advisor, the Sub-Advisor agrees to use its best efforts to assist the Advisor and the Fund in complying with the Sarbanes-Oxley Act in implementing the Fund’s disclosure controls and procedures.

21. Provision of Certain Information by the Sub-Advisor. The Sub-Advisor will promptly notify the Advisor in writing of the occurrence of any of the following events:

(a) the Sub-Advisor fails to be registered as investment adviser under the Advisers Act;

(b) the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Advisor or the Fund;

(c) the Sub-Advisor suffers financial impairment which materially interferes with its ability to manage the Allocated Portion or otherwise fulfill its duties under this Agreement;

(d) the Sub-Advisor, its principal officers or its controlling stockholders are the subject of a government investigation or inquiry, administrative proceeding or any other type of legal action which, under the Investment Company Act, would make it ineligible to serve as an investment adviser to an investment company;

(e) a change in the Sub-Advisor’s personnel materially involved in the management of the Allocated Portion; or

(f) a change in control or management of the Sub-Advisor.

22. Provision of Certain Information by the Advisor. The Advisor will promptly notify the Sub-Advisor in writing of the occurrence of any of the following events:

(a) the Advisor fails to be registered as investment adviser under the Advisers Act or the Fund fails to maintain any required registration or authorization;

(b) the Advisor or the Fund are served or otherwise receive notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Advisor or the Fund;

(c) the Advisor or the Fund suffers financial impairment which may materially affect the Fund;

(d) the Advisor, the Fund, or their respective principal officers or their controlling stockholders or entities are the subject of a government investigation or inquiry, administrative proceeding or any other type of legal action which may materially affect the Fund; and

(e) a change in control or management of the Advisor.

23. Confidentiality. The parties to this Agreement shall not, directly or indirectly, permit their respective affiliates, directors, trustees, officers, members, employees, or agents to, in any form or by any means, use, disclose, or furnish to any person or entity, non-public records or non-public information concerning the business of any of the other parties except as reasonably necessary for the performance of duties under this Agreement or as required by law, without prior written notice to and approval of the relevant other parties, which approval shall not be unreasonably withheld by such other parties.

24. Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

IM Global Partner Fund Management LLC		Dynamic Beta Investments, LLC

By:	/s/ John M. Coughlan	By:
Name:	John M. Coughlan	Name:
Title:	Chief Operating Officer	Title:

As a Third Party Beneficiary,

Litman Gregory Funds Trust on behalf of IMGP Alternative Strategies Fund

By:	/s/ John Coughlan
Name:	John Coughlan
Title:	Treasurer